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                                                                     EXHIBIT 4.3



                    AMENDMENT TO THE INFOUSA INC. 401(k) PLAN


         Effective February 1, 2001, the infoUSA Inc. 401(k) Plan (the "Plan"), Adoption Agreement section .09, is hereby amended as follows:

         "Participant Loans

         Participant loans (check (a) or (b)):

         (a)     X     will be allowed in accordance with Section 7.09, subject
               -----   to a $1,000 minimum amount and will be granted (check (1)
                       or (2)):

               (1)       X    for any purpose.
                       -----

               (2)            for hardship withdrawal (as defined in
                       -----  Section 7.10) purposes only.

         (b)         will not be allowed."
               -----

         The foregoing amendment was adopted pursuant to resolutions taken by the Board of Directors of infoUSA Inc.